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                                                                     EXHIBIT 2.3




                            STOCK PURCHASE AGREEMENT

                                  By and Among


                            SUIZA FOODS CORPORATION,
                             a Delaware corporation


                            BROUGHTON FOODS COMPANY,
                              an Ohio corporation


                                  and certain
                                  STOCKHOLDERS
                           of Broughton Foods Company
                      listed on the signature pages hereto




                          Dated as of January 18, 1999
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                            STOCK PURCHASE AGREEMENT

   THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of January 18, 1999, by and among Suiza Foods Corporation, a Delaware corporation ("Parent"), Broughton Foods Company, an Ohio corporation (the "Company"), and certain stockholders of the Company listed on the signature pages hereto (the "Stockholders").

                              W I T N E S S E T H:

   WHEREAS, on September 10, 1998, Parent, Suiza Foods Acquisition Corp., an Ohio corporation and subsidiary of Parent ("Merger Sub"), and the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Merger Sub would be merged with and into the Company (the "Merger") and the Company would be the surviving corporation (the "Surviving Corporation") in the Merger;

   WHEREAS, under the Merger Agreement, the obligations of Parent and Merger Sub to effect the Merger are subject to the fulfillment at or prior to the effective time of the Merger (the "Effective Time") of certain conditions, including the following: (i) the waiting period and any other requirements applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any applicable Foreign Acts (as defined in the Merger Agreement) shall have expired or been terminated (Section 9.1(b) of the Merger Agreement); (ii) since June 30, 1998, there shall not have been any change, occurrence or circumstance having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement) (Section 9.3(b)); and (iii) the representations and warranties of the Company contained in the Merger Agreement shall be true in all material respects when made and on and as of the Effective Time (Section 9.3(a)).

   WHEREAS, the Merger Agreement further provides that, subject to certain conditions, it may be terminated and the Merger may be abandoned by action of the Board of Directors of either Parent or the Company if, among other things, the Merger shall not have been consummated by December 31, 1998 (the "Original Termination Date");

   WHEREAS, to induce Parent and Merger Sub to enter into the Merger Agreement and to incur the obligations set forth therein, certain stockholders of the Company (including certain of the "Stockholders" hereunder) entered into an Inducement Agreement (the "Inducement Agreement") with Parent and the Company pursuant to which such stockholders granted an irrevocable proxy to Parent to vote in favor of the Merger and made certain other agreements with respect to such stockholders' shares of the common stock, par value $1.00 per share, of the Company (the "Company Stock");

   WHEREAS, the waiting period and other requirements applicable to the consummation of the Merger under the HSR Act had not expired or been terminated by December 31, 1998;





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   WHEREAS, Parent and Merger Sub believe that the Company has suffered certain reversals in its business since June 30, 1998 that may constitute a Company Material Adverse Effect;

   WHEREAS, the Company believes that the reversals identified by Parent and Merger Sub may not constitute a Company Material Adverse Effect;

   WHEREAS, on December 29, 1998, management of Parent advised the Company that management was considering a recommendation to the Board of Directors of Parent that the Board terminate the Merger Agreement and abandon the Merger under the terms of the Merger Agreement;

   WHEREAS, to induce Parent and Merger Sub not to terminate the Merger Agreement and abandon the Merger as described, the Stockholders and the Company are entering into this Agreement and making certain agreements with respect to 2,000,000 shares of Company Stock owned by the Stockholders (the "Shares"), and other matters; and

   WHEREAS, concurrently herewith, Parent, Merger Sub and the Company are entering into an amendment to the Merger Agreement (the "Amendment") to establish a closing thereunder on March 31, 1999, to extend the Original Termination Date to April 15, 1999 and to address the effect on the Merger Agreement of the possible reversals in the Company's business, subject to all other terms and conditions set forth in the Merger Agreement.

   NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein the parties hereto agree as follows:

                                       I.

                        SALE AND PURCHASE OF THE SHARES

   1.1 Sale and Purchase. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, at the Closing (as defined in Section 1.2), the Stockholders agree to sell, assign and deliver to Parent, and Parent agrees to purchase and accept, the Shares, free and clear of any Encumbrance (as defined in Section 6.1). Each of the Stockholders agrees to sell, assign and deliver to Parent the number of Shares set forth opposite the name of such Stockholder on Exhibit A. As consideration in full for the Shares, Parent shall pay the Purchase Consideration (as defined in Section 2.1) to the Stockholders.

   1.2 Closing. The closing (the "Closing") of the transactions contemplated by this Agreement shall occur as soon as practicable following fulfillment of the conditions set forth in Article VIII hereof and immediately prior to the Effective Time of the Merger.





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                                      II.

                             PURCHASE CONSIDERATION

   2.1 Purchase Consideration. The purchase consideration (the "Purchase Consideration") payable by Parent to the Stockholders for each of the Shares shall be as follows:

         (a) Cash Portion. Parent shall pay to the Stockholders ten dollars ($10.00) in immediately available funds for each of the Shares (the "Cash Portion").

         (b) Contingent Portion. In addition, Parent agrees to pay to the Stockholders in immediately available funds for each of the Shares the additional amounts, when, as and if due, determined in accordance with the terms and conditions of Exhibit B (the "Contingent Portion").


                                      III.

                          CLOSING EXCHANGE PROCEDURES

   3.1   Delivery of Certificates.

         (a) Exchange Agent. At the Closing, Parent shall deposit in trust with Harris Trust Company of New York (the "Exchange Agent") an amount in immediately available funds equal to the product of (i) the number of Shares held by the Stockholders immediately prior to the Closing as set forth on Exhibit A and (ii) the Cash Portion per share. The Exchange Agent shall agree to hold such funds (together with earnings thereon, the "Exchange Fund") for delivery as contemplated by this Article III and upon such additional terms as may be agreed upon by the Exchange Agent, Parent, the Company and the Stockholders before the Closing.

         (b)   Exchange Procedures.    Prior to the Closing, Parent shall cause
   the Exchange Agent to mail or deliver to each of the Stockholders entitled to receive the Cash Portion pursuant to Section 2.1 a form of letter of transmittal (which shall specify that delivery will be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") will pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with its instructions, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled upon the Closing to receive in exchange therefor the Cash Portion per share for each of the Shares evidenced by such Certificate. No interest shall accrue or be paid on the Cash Portion payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Cash Portion is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company,





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   it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or be otherwise in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Cash Portion to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such taxes have been paid or are not applicable.

         (c) Termination of Exchange Fund. At any time following the third month after the Closing, Parent shall be entitled to require the Exchange Agent to deliver to Parent any funds representing the Cash Portion made available to the Exchange Agent and not disbursed to the Stockholders (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) and, thereafter, such Stockholders shall be entitled to look to Parent only as general creditors thereof with respect to any Cash Portion that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, Parent shall not be liable to any of the Stockholders for any Cash Portion delivered in respect of any Shares to a public official pursuant to any abandoned property, escheat or similar law.

         (d)   Lost Certificates.    If any Certificate shall have been lost,
   stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall disburse the applicable Cash Portion as provided in this Article III in exchange for such lost, stolen or destroyed Certificate.

   3.2 Closing of the Company's Transfer Books. At the Closing, the stock transfer books of the Company shall be closed, and no transfer of any shares of Company Stock shall be made thereafter. In the event that Certificates are presented to Parent, the Company or the Exchange Agent after the Closing, they shall be canceled in return for the payment of the applicable Purchase Consideration relating thereto.

   3.3 Time and Place of Closing. The Closing shall take place at the offices of Huddleston, Bolen, Beatty, Porter & Copen, 611 Third Avenue, Huntington, West Virginia 25722-2185, at 9:00 a.m. local time on the day which is not more than one business day after satisfaction (or waiver) of the conditions set forth in Article VIII (other than those conditions that can be satisfied only at the Closing) or at such other time and place as Parent and the Company shall agree in writing.





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                                      IV.

                    REPRESENTATIONS AND WARRANTIES OF PARENT

   Parent represents and warrants to the Stockholders as follows (which representations and warranties as well as other provisions of this Agreement are qualified by the matters identified, with references to the appropriate Section and, if applicable, subsection, on the disclosure schedule (the "Parent Disclosure Schedule") delivered by Parent to the Stockholders prior to execution of the Merger Agreement, as such Parent Disclosure Schedule may be amended or supplemented by agreement of the Company, Parent and Merger Sub):

   4.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary. Complete and correct copies as of the date hereof of the Certificate of Incorporation and Bylaws of Parent have been delivered to the Stockholders as
Section 4.1 of the Parent Disclosure Schedule.

   4.2 Authority Relative to this Agreement. Parent has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized. This Agreement constitutes a valid and binding obligation of Parent enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought. No other corporate proceedings on the part of Parent are necessary to authorize this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. Except as described in
Section 4.2 of the Parent Disclosure Schedule, Parent is not subject to or obligated under (i) any charter or bylaw provision or (ii) any contract, indenture, loan or credit document, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties or assets, which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a benefit, by its executing and carrying out this Agreement or the Merger Agreement, other than the laws and regulations referred to in the next sentence. Except as required by the HSR Act, similar pre-acquisition notification or approval requirements applicable to the Company's foreign operations (the "Foreign Acts"), the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign and including foreign, national, regional, state,





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provincial and municipal authorities (each, a "Governmental Entity"), is necessary for the consummation by Parent of the Merger, the other transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement.

   4.3 Financing. Parent shall have at the Closing sufficient funds available to it to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Consideration.


                                       V.

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
                           AND THE COMPANY TO PARENT

   The Stockholders and the Company jointly and severally represent and warrant to Parent as follows (which representations and warranties as well as other provisions of this Agreement are qualified by the matters identified, with references to the appropriate Section and, if applicable, subsection, on the disclosure schedule (the "Company Disclosure Schedule") delivered by the Company to Parent prior to execution of the Merger Agreement, as such Company Disclosure Schedule may be amended or supplemented by agreement of Parent, Merger Sub and the Company):

   5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to carry on its business as it is now being conducted or currently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Complete and correct copies as of the date hereof of the Articles of Incorporation and Regulations of the Company have been delivered to Parent as Section 5.1 of the Company Disclosure Schedule.

   5.2 Capitalization. The authorized stock of the Company consists of 10,000,000 shares of Company Stock of which, as of the date of this Agreement,
(i) 5,774,335 shares were issued and outstanding, and (ii) 540,240 shares were held in treasury. All of the issued and outstanding and treasury shares of Company Stock are duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which the Company's stockholders may vote. There are no options, warrants, calls, convertible securities or other rights, agreements or commitments presently outstanding obligating the Company to issue, deliver or sell shares of its capital stock or debt securities, or obligating the Company to grant, extend or enter into any such option, warrant, call or other such right, agreement or commitment. Since December 31, 1997, the Company has not issued any shares of its capital stock. After the Closing and the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of stock of the Company or the Surviving Corporation pursuant to any Company Employee Benefit Plan (as defined in Section 5.8).





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   5.3   Subsidiaries.  Each subsidiary of the Company is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the corporate or similar power to carry on its business as it is now being conducted or currently proposed to be conducted. Each subsidiary of the Company is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Section 5.3 of the Company Disclosure Schedule contains, with respect to each subsidiary of the Company, its name and jurisdiction of organization and, with respect to each subsidiary that is not wholly owned, the number of issued and outstanding shares of capital stock or share capital and the number of shares of capital stock or share capital owned by the Company or subsidiary thereof. All the outstanding shares of capital stock or share capital of each subsidiary of the Company are validly issued, fully paid and nonassessable, and those owned by the Company or by a subsidiary of the Company are owned free and clear of any liens, claims or encumbrances. There are no existing options, warrants, calls, convertible securities or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the subsidiaries of the Company. Except as set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 or any Company SEC Report (as defined in Section 5.5) filed subsequent to such date and prior to the date hereof, or as set forth in Section 5.3 of the Company Disclosure Schedule, the Company does not directly or indirectly own any interest in any other corporation, partnership, joint venture or other business association or entity or have any obligation, commitment or undertaking to acquire any such interest.

   5.4 Authority Relative to this Agreement. The Company has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.
No other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby. Except as described in Section 5.4 of the Company Disclosure Schedule, the Company is not subject to or obligated under
(i) any charter or regulations provision or (ii) any contract, indenture, loan or credit document, license, franchise, permit, order, decree, concession, lease, instrument, judgment, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or their respective properties or assets which would be breached or violated, or under which there would be a default (with or without notice or lapse of time, or both), or under which there would arise a right of termination, cancellation, modification or acceleration of any obligation, or any right to payment or compensation, or the loss of a benefit, by its executing and carrying out this Agreement or the Merger Agreement, other than the laws and regulations referred to in the next sentence. Except as required by the HSR Act, the Foreign Acts, the Securities Act, the Exchange Act, and the corporation, securities or blue sky laws or regulations of the various states, no filing or registration with, or authorization, consent or approval of, any





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Governmental Entity is necessary for the consummation by the Company of the
Merger, the other transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement.

   5.5 Reports and Financial Statements. The Company has previously furnished Parent with true and complete copies of its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission (the "Commission"), (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998, as filed with the Commission, (iii) proxy statements related to all meetings of its stockholders (whether annual or special) since September 30, 1997 and (iv) all other reports or registration statements filed by the Company with the Commission since September 30, 1997, except for preliminary material in the case of clauses
(iii) and (iv) above, which are all the documents that the Company was required to file with the Commission since September 30, 1997 (the documents in clauses
(i) through (iv) being referred to herein collectively as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Company SEC Reports. As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto. The financial statements included in the Company SEC Reports: (i) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated therein or in the notes thereto and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein and the fact that certain information and notes have been condensed or omitted in accordance with the Exchange Act and the rules promulgated thereunder; (ii) present fairly, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended; and (iii) are in all material respects in accordance with the books of account and records of the Company and its subsidiaries. As of June 30, 1998, there was no basis for any claim or liability of any nature against the Company or any of its subsidiaries, whether absolute, accrued, contingent or otherwise, which, alone or in the aggregate, has had, or would have, a Company Material Adverse Effect, other than as reflected in the Company SEC Report filed prior to the date of this Agreement. For the purposes of this Agreement, a "Company Material Adverse Effect" means a material adverse effect on the business, properties, assets, operations, condition (financial or otherwise), customer relations, supplier relations, business prospects, liabilities or results of operations of the Company and its subsidiaries taken as a whole, other than any effects arising out of, resulting from or relating to changes in general economic or financial conditions.

   5.6 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 5.6 of the Company Disclosure Schedule, since June 30, 1998, the Company and its subsidiaries have operated their respective





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businesses in the ordinary course of business consistent with past practice and there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) which, alone or in the aggregate, has had, or would have, a Company Material Adverse Effect; (ii) any damage, destruction or loss, whether or not covered by insurance, which has had, or would have, a Company Material Adverse Effect; (iii) any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) with respect to the stock of the Company or any of its subsidiaries (other than dividends or distributions between the Company and its wholly owned subsidiaries and the normal and customary quarterly dividends to the Company's stockholders in an amount not exceeding $.05 per share in any fiscal quarter);
(iv) any material change in the Company's accounting principles, practices or methods; (v) any repurchase or redemption with respect to its stock; (vi) any stock split, combination or reclassification of any of the Company's stock or the issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of the Company's stock;
(vii) any adoption of any option or similar plan to purchase shares of stock of the Company; (viii) any granting by the Company or any of its subsidiaries to any director, officer or employee of the Company or any of its subsidiaries of
(A) any increase in compensation (other than in the ordinary course of business consistent with past practice in the case of employees who are not officers or directors of the Company or a subsidiary thereof), (B) any increase in severance or termination pay, or (C) acceleration of compensation or benefits;
(ix) any entry by the Company or any of its subsidiaries into any employment, severance, bonus or termination agreement with any director, officer or employee of the Company or any of its subsidiaries; or (x) any agreement (whether or not in writing), arrangement or understanding to do any of the foregoing.

   5.7 Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Section 5.7 of the Company Disclosure Schedule, there is no suit, action or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its subsidiaries which, alone or in the aggregate, has had or would have, a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries which, alone or in the aggregate, has had, or would have, any such Company Material Adverse Effect. In addition, the aggregate reasonable estimate of uninsured exposures or losses under all claims and judgments pending, or, to the best knowledge of the Company, threatened, does not exceed $125,000. For purposes of this Agreement, the phrases "the Company's knowledge" and "knowledge of the Company" and other phrases of like import shall mean the actual knowledge of any officer or director of the Company or of any subsidiary of the Company.





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   5.8   Employee Benefit Plans.

         (a) Section 5.8(a) of the Company Disclosure Schedule hereto sets forth a list of all "employee benefit plans," as defined in Section 3(3) of ERISA, and all other material employee benefit or compensation arrangements or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any subsidiary of the Company or any Company ERISA Affiliate (as defined below) or to which the Company, any subsidiary of the Company or any Company ERISA Affiliate is obligated to contribute thereunder for current or former directors, employees, independent contractors, consultants and leased employees of the Company, any subsidiary of the Company or any Company ERISA Affiliate (the "Company Employee Benefit Plans").

         (b) Except as set forth in Section 5.8(b) of the Company Disclosure Schedule, none of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), and since December 31, 1995, neither the Company nor any Company ERISA Affiliate has contributed or contributes, or has been or is required to contribute, to any such plan. With respect to any Multiemployer Plan that the Company or any Company ERISA Affiliate are required or have been required in the past to contribute to:

               (i) the Company and each Company ERISA Affiliate has or will have, as of the date of the Closing, made all contributions to the Multiemployer Plan required by the terms of such Multiemployer Plan or any collective bargaining agreement;

               (ii) neither the Company nor Parent would be subject to any material withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date of the Closing, the Company or any Company ERISA Affiliate were to engage in a complete withdrawal (as defined in ERISA Section 4203) or a partial withdrawal (as defined in ERISA Section 4205) from the Multiemployer Plan; and

               (iii) the Company has made available to Parent current, accurate, and complete copies of the Multiemployer Plan and of all collective bargaining agreements requiring contributions to be made to such Multiemployer Plan.

         (c) Except as set forth in Section 5.8(c) of the Company Disclosure Schedule, neither the Company nor any of it subsidiaries maintains or contributes to any plan or arrangement which provides or has any liability to provide life insurance or medical or other employee welfare benefits to any employee, officer or director or former employee, officer or director upon his retirement or termination of employment, and neither the Company nor any of its subsidiaries has ever represented, promised or contracted (whether





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


   in oral or written form) to any employee, officer or director or former employee, officer or director that such benefits would be provided.

         (d) Except as set forth in Section 5.8(d) of the Company Disclosure Schedule, the execution of, and performance of the transactions contemplated in, this Agreement will not, either alone or upon the occurrence of subsequent events, result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, officer or director of the Company or any of its subsidiaries. The only severance agreements or severance policies applicable to the Company or its subsidiaries in the event of a change of control of the Company are the agreements and policies specifically referred to in Section 5.8 of the Company Disclosure Schedule.

         (e) Each Company Employee Benefit Plan that is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing has occurred with respect to the operation or organization of any such Company Employee Benefit Plan that would cause the loss of such qualification or exemption or the imposition of any liability, penalty or tax under ERISA or the Code. With respect to any Company Employee Benefit Plan or other employee benefit plan which is a "defined benefit plan" within the meaning of Section 3(35) of ERISA, (i) the Company has not incurred and is not reasonably likely to incur any liability under Title IV of ERISA (other than for the payment of premiums, all of which have been paid when due), (ii) the Company has not incurred any accumulated funding deficiency within the meaning of Section 412 of the Code and has not applied for or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code,
   (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA but excluding any event for which the provision for 30-day notice to the Pension Benefit Guaranty Corporation has been waived by regulation) has occurred or is expected to occur and (iv) since December 31, 1996, no material adverse change in the financial condition of any such plan has occurred.

         (f) (i) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, (ii) the Company has complied in all material respects with any notice, reporting and documentation requirements of ERISA and the Code,
   (iii) there are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, in connection with the Company Employee Benefit Plans, (iv) the Company Employee Benefit Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and (v) except as set forth in Section 5.8(f) of the Company Disclosure Statement, each Company Employee Benefit Plan could be terminated as of the date of the Closing with no liability to the Company, Parent or any Company ERISA Affiliate.

         (g) Neither the Company nor any Company ERISA Affiliate has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Section 4975(c)(1) of the Code), which would subject the Company or any Company ERISA Affiliate to any taxes, penalties or other liabilities resulting from such prohibited transaction, and no condition exists that would subject the Company or any Company ERISA Affiliate to any excise tax, penalty tax or fine related to any Company Employee Benefit Plans.

         (h) With respect to each Company Employee Benefit Plan, the Company has furnished or made available to Parent true, correct and complete copies of the following (to the extent applicable): (i) the plan documents and summary plan descriptions; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports to be filed for the three most recent plan years of each such plan; (iv) all related trust agreements, insurance contracts or other funding agreements that implement such plans; and (v) all other documents, records or other materials related thereto reasonably requested by Parent.

         (i) Each Company Employee Benefit Plan covering any employee residing or working outside the United States or sponsored or maintained by a foreign subsidiary of the Company (i) complies in all material respects with applicable law; and (ii) could be terminated on the date of the Closing without any material liability to Parent, the Surviving Corporation or any subsidiary of the Company.

   For purposes of this Agreement, "Company ERISA Affiliate" means any business or entity which is a member of the same "controlled group of corporations," under "common control" or an "affiliated service group" with the Company within the meanings of Sections 414 (b), (c) or (m) of the Code, or required to be aggregated with the Company under Section 414(o) of the Code, or is under "common control" with the Company, within the meaning of Section 4001(a)(14) of ERISA, or any regulations promulgated or proposed under any of the foregoing Sections.

   5.9 Company Action; Vote Required. The Board of Directors of the Company, at meetings duly called and held, has by the unanimous vote of all directors present (a) determined that the Merger is advisable and fair to and in the best interests of the Company and its stockholders, (b) approved the Merger in accordance with the provisions of Section 1701.78 of the OGCL, (c) recommended the approval of the Merger Agreement and the Merger by the holders of the Company Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the meeting of stockholders contemplated by the Merger Agreement, and (d) approved this Agreement. The Company's stockholders approved the Merger Agreement and the Merger by the affirmative vote of two-thirds of the outstanding shares of Company Stock entitled to vote at a meeting of stockholders duly called and held for the purpose of considering the Merger.

   5.10 Financial Advisors. The Company has received the opinion of Chaffe & Associates, Inc., financial advisor to the Company, which financial advisor is not an affiliate (as that term is defined in the Securities Exchange Act of 1934, as amended) of the Company, to the effect that, the Merger Consideration (as defined in the Merger Agreement) is fair from a financial point of view to the holders of Company Stock, a copy of which opinion has been delivered to Parent and Merger Sub. Except for Chaffe & Associates, Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger, the transactions contemplated by the Merger Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Stockholders. The Company has previously delivered to Parent a copy of the engagement letter executed on August 10, 1998 between the Company and Chaffe & Associates, Inc. In addition to any such fee and commission arrangements, the Company has previously delivered to Parent a good faith estimate of all additional fees, costs and expenses to be incurred by the Company and its subsidiaries in connection with the Merger Agreement.

   5.11 Compliance with Applicable Laws. The Company and each of its subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary or appropriate for the operation of its respective business (the "Company Permits"). The Company and each of its subsidiaries is in compliance with the terms of the Company Permits, except for any failure to comply which, alone or in the aggregate, has not had, and would not have, a Company Material Adverse Effect. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the businesses of the Company and its subsidiaries are not being conducted in violation of any material Law (as defined below), including, with respect to the operations of the Company's foreign subsidiaries, any "social law" (as defined below). Without limitation, any mandated or voluntary plant closing or product recall due to an actual or potential violation of any health or safety law, ordinance or regulation shall be deemed to cause a Company Material Adverse Effect. To the Company's knowledge, during the past five years, none of the Company's or any of its subsidiaries' directors, officers, employees or agents, nor any other person acting on behalf of any of them or the Company or any of its subsidiaries, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person in violation of any Law, including, without limitation, the Foreign Corrupt Practices Act. "Law" means any statute, law, ordinance, decree, order, rule or regulation of any Governmental Entity. "Social law" means any foreign, national, regional, state, provincial and municipal laws, regulations, ordinances and decisions and any collective bargaining agreements agreed on any level, affecting the employment of labor, including but not limited to social security, wages, hours, discrimination, plant closing notices, working conditions, health and safety in the work place, works council information and consultation of the work force, the organization of participation by the work force, internal regulations, maternity and sickness leave, etc.

   5.12 Taxes. Except as set forth in Section 5.12 of the Company Disclosure Schedule, (i) all returns and reports ("Tax Returns") of or with respect to any tax that are required to be filed by or with respect to the Company and each of its subsidiaries have been filed; (ii) neither the Company nor any of its subsidiaries has requested or been granted an extension of time for filing any Tax Return that has not yet been filed; (iii) the Company and each of its subsidiaries has paid all taxes that are due from or with respect to it; (iv) the Company and each of its subsidiaries has withheld and paid all taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party; (v) there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, taxes due from or with respect to the Company or any of its subsidiaries for any taxable period;
(vi) no audit, action, proceeding, investigation, dispute or claim by any court, governmental or regulatory authority or similar person is pending or, to the Company's knowledge, threatened in regard to any taxes due from or with respect to the Company or any of its subsidiaries or any Tax Return filed by or with respect to the Company or any of its subsidiaries; (vii) no claim has been made by a taxing authority in a jurisdiction in which neither the Company nor any of its subsidiaries files Tax Returns that the Company or any subsidiary is required to file Tax Returns in such jurisdiction, and, to the Company's knowledge, no taxing authority could reasonably make such a claim; (viii) no assessment of any deficiency for taxes is proposed against the Company or any of its subsidiaries or any of their assets; (ix) there are no liens for taxes (other than for current taxes not yet due and payable) upon the assets of the Company; (x) the Company has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group as defined under state, local or foreign income tax law) other than one of which the Company was the common parent; (xi) neither the Company nor any subsidiary has any obligation or liability for the payment of taxes of any other person arising as a result of any obligation to indemnify another person or as a result of the Company or any such subsidiary assuming or succeeding to the tax liability of any other person as a successor, transferee or otherwise; (xii) the Company will not be required to include any amount in taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of (A) a change in method of accounting for a taxable period ending prior to the Effective Time, (B) any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income tax laws) entered into prior to the Effective Time, (C) any sale reported on the installment method that occurred prior to the Effective Time or (D) any prepaid amount received prior to the Effective Time; (xiii) all taxes accrued but not yet due and all contingent liabilities for taxes are adequately reflected in the reserves for taxes in the financial statements contained in the Company SEC Reports; and (xiv) except as described in Section 5.12 of the Company Disclosure Schedule, there has been no "ownership change" as described in Section 382 of the Code that has resulted in any limitation on the Company's ability to offset pre-change losses against its taxable income.

   5.13  Certain Material Contracts.

         (a) Section 5.13(a) of the Company Disclosure Schedule lists each agreement and arrangement (whether written or oral and including all amendments thereto) to which the Company or any of its subsidiaries is a party or a beneficiary or by which the Company or any of its subsidiaries is bound that is material, directly or indirectly, to the business of the Company (collectively, the "Material Contracts"), including without limitation (i) any supply, distribution or other agreements or arrangements pursuant to which third parties are or will be entitled or obligated to purchase or use any of the assets of Company or any of its subsidiaries with an aggregate per contract purchase price in excess of $100,000; (ii) any warranty agreements or arrangements (including any bonds) with any party under which the Company or any of its subsidiaries has any liability, in any individual agreement or arrangement or in the aggregate under all agreements or arrangements with such party, with a value in excess of $25,000; (iii) any capital or operating leases or conditional sales agreements relating to vehicles or equipment with a value in excess of $100,000; (iv) any supply or manufacturing agreements or arrangements pursuant to which the Company or any of its subsidiaries is entitled or obligated to acquire any assets from a third party in excess of $500,000; (v) any employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements or arrangements; (vi) any agreement evidencing, securing or otherwise relating to any indebtedness for which the Company or any of its subsidiaries has any liability, (vii) any agreement with or for the benefit of any stockholder, director, officer or employee of the Company or any of its subsidiaries, or any affiliate or family member thereof; and (viii) any other agreement, arrangement or lease of real or personal property pursuant to which the Company or any of its subsidiaries could be required to make or be entitled to receive aggregate payments in excess of $100,000 and which is not cancelable within 30 days notice without penalty.

         (b) The Company and, as applicable, each subsidiary of the Company, has performed in all material respects all of its obligations under each Material Contract, and there exists no breach or default (or event that with notice or lapse of time would constitute a breach or default), whether or not such default has been waived, under any Material Contract.

         (c) On the date hereof and at the Effective Time, each Material Contract will be valid, binding and in full force and effect and enforceable in accordance with its respective terms. There has been no termination or, to the Company's knowledge, threatened termination or notice of default under any Material Contract. The Company has delivered to Parent a copy of each written Material Contract.

         (d) Except as set forth in Section 5.13(d) of the Company Disclosure Schedule, no consent of any person is required in connection with the transactions contemplated by this Agreement in order to preserve the rights of the Company or any of its subsidiaries under, or to prevent any disadvantage to the Company or any of its subsidiaries in respect of, any Material Contract after the Effective Time.

   5.14 Labor Relations. Except as set forth in Section 5.14 of the Company Disclosure Schedule, there is (i) no unfair labor practice, complaint, grievance or arbitration pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company, (ii) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company and
(iii) to the best knowledge of the Company, no labor union organizing campaign in progress with respect to any employees of the Company or any subsidiary of the Company.

   5.15  Relationship with Customers and Suppliers.  Except as disclosed in
Section 5.15 of the Company Disclosure Schedule, in the last 12 months, none of
(i) the ten largest customers of the Company and each of its operating subsidiaries as determined by the dollar volume of sales for the year ended December 31, 1997 and for the six months ended June 30, 1998, and (ii) the ten largest suppliers of the Company and each of its operating subsidiaries as determined by the dollar volume of purchases for the year ended December 31, 1997 and for the six months ended June 30, 1997, has canceled or otherwise terminated, or, to the Company's knowledge, threatened to cancel or otherwise terminate, its relationship with the Company or any of its subsidiaries, and, to the Company's knowledge, there has not been any material dispute with any such customer or supplier. Except as described in Section 5.15 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries, and, to the Company's knowledge, no director or officer of the Company or any subsidiary of the Company, owns, directly or indirectly, an interest in any entity that is a competitor, customer or supplier of the Company or any of its subsidiaries or that otherwise has material business dealings with the Company or any of its subsidiaries.

   5.16  Intellectual Property.

         (a) The Company has made available to Parent a list of the following (collectively, the "Company Intellectual Property"): (i) each trademark, trade name, brand name, service mark or other trade designation owned or licensed by or to the Company or any of its subsidiaries, each patent, copyright and similar intellectual property owned or licensed to or by the Company or any of its subsidiaries and each license, royalty, assignment or other similar agreement and each registration and application relating to the foregoing that is material to the conduct of the business of the Company and its subsidiaries taken as a whole, which list is set forth in Section 5.16(a) of the Company Disclosure Schedule; and (ii) each agreement relating to Company Intellectual Property or any technology, know-how or processes that the Company or any of its subsidiaries is licensed or authorized to use, or which the Company or any of its subsidiaries licenses or authorizes others to use, that is material to the conduct of the business of the Company and its subsidiaries taken as a whole.

         (b) The Company and its subsidiaries own the Company Intellectual Property, or have the right to use the same without infringing or violating the rights of any third parties. No consent of third parties will be required for the use of the Company Intellectual Property after the Effective Time. No claim has been asserted by any person against the Company or any of its subsidiaries regarding the ownership of or the right to use any Company Intellectual Property or challenging the rights of the Company or any of its subsidiaries with respect to any of the Company Intellectual Property.

         (c) To the Company's knowledge, no person or entity has asserted any claim that any product, activity or operation of the Company or any of its subsidiaries infringes upon or involves, or has resulted in the infringement of, any proprietary right of such person or entity. No proceedings have been instituted, are pending or, to the Company's knowledge, are threatened that challenge the rights of the Company or any of its subsidiaries with respect thereto.

   5.17 Environmental Matters. Except for matters disclosed in Section 5.17 of the Company Disclosure Schedule, to the knowledge of the Company, after due inquiry, (a) the properties, operations and activities of the Company and its subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined); (b) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or, to the Company's knowledge, threatened action, suit, claim, investigation, inquiry or proceeding by or before any Governmental Entity under any Environmental Law; (c) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of the Company or any of its subsidiaries, including without limitation, those relating to the treatment, storage, disposal or release of a hazardous or otherwise regulated substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and the Company and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (d) the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any Governmental Entity under any Environmental Law, and neither the Company nor any of its subsidiaries has received any notice of noncompliance with any such financial responsibility requirements; (e) there are no physical or environmental conditions existing on any property of the Company or any of its subsidiaries or resulting from the Company's or any such subsidiary's operations or activities, past or present, at any location, that would give rise to any material on-site or off-site remedial obligations under any Environmental Laws or that would impact the soil, groundwater, surface water or human health; (f) since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous or otherwise regulated substances generated by the Company or any of its subsidiaries have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (g) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by the Company or any of its subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim against the Company or any of its subsidiaries for damages or compensation; and (h) the Company has delivered to Parent all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company relating to any of the current or former properties or operations of the Company and its subsidiaries.

         For purposes of this Agreement, the term "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the Company or any of its subsidiaries owned or owns property or has conducted or conducts business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, any state laws implementing the foregoing federal laws, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA and shall include petroleum and petroleum products, radon and PCB's, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

   5.18. Insurance. Section 5.18(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of and/or providing insurance coverage to the Company, its subsidiaries and their businesses, properties and assets (or their directors, officers, salespersons, agents or employees). Section 5.18(a) of the Company Disclosure Schedule also sets forth the following information with respect to each insurance policy or bond listed therein: coverage, limits, carrier, deductibles, annual premium, policy term, special provisions and any estimated losses. All such policies are in full force and effect. Neither the Company nor any of its subsidiaries has received a notice of default under any such policy or notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy. Section 5.18(b) of the Company Disclosure Schedule sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company and its subsidiaries, and no letters of credit have been posted and no cash has been restricted to support any reserves for insurance. The insurance policies of the Company and its subsidiaries are issued by insurers of recognized responsibility and insure the Company, its subsidiaries and their businesses, properties and assets against such losses and risks, and in such amounts, as are customary in the case of corporations of established reputation engaged in the same or similar businesses and similarly situated.

   5.19  Properties.

         (a) Section 5.19(a) of the Company Disclosure Schedule sets forth a description (including the street address) of all real property owned or leased by the Company or any of its subsidiaries (the "Real Estate"). No lease agreement, letter of intent or proposal (whether written or oral) has been entered into by the Company or any of its subsidiaries relating to the Real Estate except as specified on Section 5.19(a) of the Company Disclosure Schedule. No premises other than the Real Estate are used in the business of the Company.

         (b) Except for properties and assets disposed of in the ordinary course of business consistent with past practices after June 30, 1998, the Company and its subsidiaries have good and marketable title to, or hold by valid and enforceable lease or license, free and clear of all liens, all properties and assets, whether tangible or intangible, real, personal or mixed, reflected in the Company's latest Quarterly Report on Form 10-Q for the period ended September 30, 1998 or purported to be owned by the Company and its subsidiaries. The equipment of the Company and its subsidiaries in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

         (c) The Real Estate is zoned for a classification that permits its continued use in the manner currently used by the Company and its subsidiaries, and the occupancy, operation and use of the Real Estate conforms in all material respects to all applicable Laws, covenants, conditions and restrictions applicable thereto. Improvements to the Real Estate were constructed in compliance with, and remain in compliance with, all applicable Laws, covenants, conditions or restrictions, and except for current construction in process, to the extent required or applicable, final certificates of occupancy have been issued for such improvements permitting the existing use of such improvements. There are no actions pending or, to the Company's knowledge, threatened that would alter the current zoning classification of the Real Estate or alter any applicable Laws, covenants, conditions or restrictions that would adversely affect the use of the Real Estate in the business of the Company and its subsidiaries. To the Company's knowledge, no insurance company or Governmental Entity has given notice of any defects or inadequacies in the Real Estate or the improvements thereon that would adversely affect the insurability or usability of the Real Estate or such improvements or prevent the issuance of new insurance policies thereon at rates not materially higher than present rates. To the Company's knowledge, no fact or condition exists that would result in the discontinuation of necessary utilities or services to the Real Estate or the termination of current access to and from the Real Estate.

         (d) There is no litigation or proceeding pending or, to the Company's knowledge, threatened against or relating to any of the Real Estate, and there is no pending or, to the Company's knowledge, threatened or contemplated condemnation actions or special assessments with respect to the Real Estate. Neither the Company nor any of its subsidiaries has received a request (written or otherwise) from any Governmental Entity with respect to the dedication of any of the Real Estate. To the Company's knowledge, there is no pending or contemplated change in any regulation or private restriction applicable to the Real Estate.

         (e) None of the Real Estate is situated in a special flood hazard area according to any of the applicable city maps or flood insurance rate maps, or the flood hazard boundary maps issued by the Department of Housing and Urban Development, the Federal Insurance Administration or the Federal Emergency Management Agency.

         (f) No person has, or at the Effective Time will have, any right or option to acquire all or any portion of the Real Estate.

         (g) Except for the tenants under the leases described in Section 5.19(a) of the Company Disclosure Schedule (the "Leases"), there are no parties in possession of, or that have the right to possess, any portion of the Real Estate as lessees, tenants at sufferance or trespassers. The Company and each of its subsidiaries have performed and complied with all of their respective obligations under the Leases as and when required, and there exists no fact or circumstance that, with or without notice or passage of time, or both, could constitute a default of the landlord or lessor under any of the Leases, or entitle any tenant thereunder to any offset or defenses against the prompt and current payment of rent or the performance of any other obligation of tenant thereunder. As of the date of execution of this Agreement, there are no rental or other concessions of any nature granted to tenants under the Leases except as set forth therein. There are no Leases or other agreements with respect to the Real Estate that give any tenant the right to purchase the Real Estate or any part thereof. The rentals and other sums due or to become due under the Leases have not been, and will not be, assigned, encumbered or subjected to any liens as of the Effective Time. To the Company's knowledge, no tenant under any of the Leases is in default thereunder, nor is there any fact or circumstance that, with or without notice or the passage of time, or both, would constitute a default of any tenant under any of the Leases.

   5.20 Year 2000 Compliance. Except as described in Section 5.20 of the Company Disclosure Schedule, the disclosure contained in the Company's SEC Reports with respect to the Company's "Year 2000 Compliant" (as hereinafter defined) status is correct in all material respects. To the extent that the hardware, software and computer systems of the Company and its subsidiaries are not "Year 2000 Compliant", such failure has not had and would not have a Company Material Adverse Effect. As used herein, "Year 2000 Compliant" means that the hardware, firmware, software and computer systems of the Company and its subsidiaries (a) will completely and accurately address, produce, store and calculate data involving dates beginning with January 1, 2000 and will not produce abnormally ending or incorrect results involving such dates as used in any forward-or regression-dated based functions; and (b) will provide that all "date"-related functionalities and data fields include the indication of century and millennium, and will perform calculations which involve a four-digit year.

   5.21 No Commitments. Except as described in Section 5.21 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries has entered into any commitments, understandings or agreements of any kind with respect to the proposed expansion of the Marietta facility.

   5.22 Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation to which the Company or its subsidiaries or operations is subject (a "Takeover Statute") is applicable to the transactions contemplated by this Agreement or the Inducement Agreement.

   5.23 Information for Proxy Statement. None of the information supplied or to be supplied by the Company and its subsidiaries and included or incorporated by reference in the proxy statement relating to the Merger and the Merger Agreement (the "Proxy Statement") will, on the date the Proxy Statement (and any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the stockholders' meeting to vote on the approval of the Merger Agreement and the transactions contemplated thereby or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its subsidiaries, or with respect to other information supplied by the Company or any of its subsidiaries for inclusion in the Proxy Statement, shall occur that is required to be described in an amendment of, or a supplement to, the Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the Commission and, as required by law, distributed to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Company or its subsidiaries or other information supplied by the Company for inclusion therein, will comply in all material respects with the provisions of the Exchange Act and the regulations promulgated thereunder.

                                      VI.

                       REPRESENTATIONS AND WARRANTIES OF
                   THE STOCKHOLDERS TO PARENT AND THE COMPANY

   The Stockholders jointly and severally represent and warrant to Parent and the Company as follows:

   6.1 Authority, Enforceability and Title. The execution, delivery and performance by each of the Stockholders of this Agreement will not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any contract, commitment or other obligation (written or oral) to which any such Stockholder is bound. Each such Stockholder has full right, power and authority to execute and deliver this Agreement and to perform such Stockholder's obligations hereunder. This Agreement has been duly executed and delivered by each Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. Each Stockholder is the sole owner of and has the right to vote with respect to such Stockholder's Shares listed in Exhibit A subject only to the Inducement Agreement, and such Stockholder does not have any right to acquire, nor is it the "beneficial owner" (as such term is defined in Rule 13d-3 under the

Securities Exchange Act of 1934, as amended) of, any other shares of any class of capital stock of the Company or any securities convertible into or exchangeable or exercisable for any shares of any class of capital stock of the Company. Each Stockholder owns its Shares free and clear of all liens, claims, pledges, charges, proxies, restrictions, encumbrances, proxies and voting agreements of any nature whatsoever (each an "Encumbrance") other than as provided by this Agreement and the Inducement Agreement, and good and valid title to such Stockholder's Shares, free and clear of any Encumbrance, will pass to Parent upon the Closing.

   6.2 Representation by Counsel. Each of the Stockholders has been represented by counsel in connection with the transactions contemplated by this Agreement and is not in an unequal bargaining position relative to Parent and Merger Sub in connection therewith. Each of the Stockholders has relied wholly on such Stockholder's own judgment and knowledge in entering into this Agreement and has not been influenced to any extent whatsoever in entering into this Agreement by any representations or statements of Parent or Merger Sub (or anyone acting on their behalf), except as is expressly set forth herein.


                                      VII.

                      ADDITIONAL AGREEMENTS AND COVENANTS

   7.1 Additional Agreements of the Parties. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals.

   7.2 Additional Covenants of Stockholders. Each of the Stockholders covenants and agrees for the benefit of Parent that, until any termination of this Agreement in accordance with the terms hereof, such Stockholder will not:
(a) sell, transfer, pledge, hypothecate, encumber, assign, tender or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, encumbrance, assignment, tender or other disposition of, any of such Stockholder's Shares or any interest therein; (b) grant any powers of attorney or proxies or consents in respect of any of such Stockholder's Shares, deposit any of such Shares into a voting trust, enter into a voting agreement with respect to any of such Shares or otherwise restrict or take any action adversely affecting the ability of such Stockholder freely to exercise all voting rights with respect thereto; or (c) except as permitted by Section 8.7(b) of the Merger Agreement, directly, or indirectly through his or her agents and representatives, initiate, solicit or encourage, any inquiries or the making or implementation of any Alternative Proposal (as defined in the Merger Agreement) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, an Alternative Proposal, or otherwise facilitates any effort or attempt to make or implement an Alternative Proposal; and such Stockholder shall (i) immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform his or her agents and representatives of the obligations undertaken in this Section, and (ii) notify Parent immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it.

   7.3 Waiver and Assignment by Stockholders. Upon the Closing and the consummation of the Merger, each of the Stockholders waives, covenants not to sue, and releases and forever discharges Parent, Merger Sub and their respective directors, officers, employees, attorneys, accountants, agents and representatives from any and all claims, liabilities, demands, controversies, actions, causes of action, obligations, damages, costs and expenses (including all judgments, amounts paid in settlement, court costs, attorneys' fees and costs of investigation), at law or in equity, whether now known or unknown that may be asserted against Parent and Merger Sub and their respective directors, officers, employees, attorneys, accountants, agents and representatives, and against the Company (and its directors, officers, employees, attorneys, accountants, agents and representatives) arising from or in any way related to the Merger, the Merger Agreement and any rights that any such Stockholder has or may have thereunder, the Proxy Statement and the Inducement Agreement (collectively, the "Claims"), provided that such Stockholder shall retain all of its rights under this Agreement. Additionally, each of the Stockholders hereby transfers and assigns to Parent any and all of such Claims.

   7.4 Acknowledgment by the Company and the Stockholders. The Company and each of the Stockholders hereby acknowledge and agree that no provision in this Agreement shall be deemed or construed as a waiver by Parent or Merger Sub of any of the conditions set forth in Article IX of the Merger Agreement to such parties' obligations to effect the Merger except as otherwise agreed in the Amendment.

                                     VIII.

                              CONDITIONS PRECEDENT

   8.1 Conditions to Each Party's Obligation. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions:

         (a) The Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the holders of the Company Stock.

         (b) The waiting period and any other requirements applicable to the consummation of the Merger and the transactions contemplated by this Agreement under the HSR Act and any applicable Foreign Acts shall have expired or been terminated.

         (c) No preliminary or permanent injunction or other order by any federal or state court of competent jurisdiction or other Governmental Entity which prevents the consummation of the Merger or the transactions contemplated by this Agreement shall have been issued and remain in effect (each party agreeing to use all commercially reasonable efforts to have any such injunction removed).

   8.2 Conditions to Obligation of the Company and the Stockholders. The obligations of the Company and the Stockholders to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by the Company:

         (a) Parent shall have performed in all material respects its agreements contained in this Agreement required to be performed on or prior to the Closing, and the representations and warranties of Parent contained in this Agreement shall be true and correct when made and on and as of the Closing as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement. The Company shall have received a certificate of the Chief Executive Officer, President or a Vice President of Parent to that effect.

         (b) The conditions set forth in Section 9.2 of the Merger Agreement shall have been fulfilled, unless waived by the Company.

   8.3 Conditions to Obligations of Parent. The obligations of Parent to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless waived by Parent. In addition, unless waived by Parent:

         (a) The Company and the Stockholders shall have performed in all material respects their agreements contained in this Agreement required to be performed on or prior to the Closing, and the representations and warranties of the Company and the Stockholders contained in this Agreement shall be true in all material respects when made and on and as of the Closing as if made on and as of such date (except to the extent they relate to a particular date), except as expressly contemplated or permitted by this Agreement. Parent shall have received a certificate of the Chief Executive Officer, President or a Vice President of the Company to that effect.

         (b) The conditions set forth in Section 9.3 of the Merger Agreement shall have been fulfilled, unless waived by Parent.

         (c) Counsel to the Company and the Stockholders shall have delivered to Parent an opinion or opinions in form and substance satisfactory to Parent regarding the enforceability of this Agreement under Ohio law.

                                      IX.

                       TERMINATION, AMENDMENT AND WAIVER

   9.1 Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing by the mutual consent of Parent, the Company and the Stockholders.

   9.2 Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by any of the parties hereto if (a) the transactions contemplated by this Agreement or the Merger shall not have been consummated by April 15, 1999, or at any adjournment or postponement thereof, or (b) a federal or state court of competent jurisdiction or other Governmental Entity shall have issued an injunction or other order which prevents consummation of the transactions contemplated by this Agreement or the Merger, and such injunction or order shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to clause (b) above shall have used all commercially reasonable efforts to remove such injunction, order or decree; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement or the Merger Agreement in any manner that shall have approximately contributed to the failure to consummate the transactions contemplated by this Agreement or the Merger.

   9.3   Other Termination Rights.

         (a) This Agreement may be terminated at any time prior to the Closing, by action of the Board of Directors of Parent, if the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, the Merger Agreement or the Merger or shall have recommended an Alternative Proposal (as defined in the Merger Agreement) to the Company's stockholders.

         (b) This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, by action of the Board of Directors of the Company, if, in compliance with Section 8.7(c) of the Merger Agreement, the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, the Merger Agreement or the Merger or shall have recommended an Alternative Proposal to the Company's stockholders.

   9.4 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement pursuant to this Article IX, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 10.4 of the Merger Agreement and Sections 10.2 through 10.14 inclusive of this Agreement. Moreover, in the event of termination of this Agreement pursuant to
Section 9.2(a), nothing herein shall prejudice the ability of the non-breaching party to pursue any remedy at law or in equity, including an action seeking damages from any other party for the breach of this Agreement.

                                       X.

                                 MISCELLANEOUS

   10.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement except for those set forth in Article VI shall terminate at the Closing. The representations and warranties set forth in Article VI shall survive until expiration of the applicable statutes of limitation. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

   10.2 Notices. All notices or other communications under this Agreement shall be in writing and shall be given by delivery (and shall be deemed to have been duly given upon delivery) in person, by telegram, telex or telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

   If to the Company:

         Broughton Foods Company
         210 North Seventh Street
         P.O. Box 656
         Marietta, Ohio  45750
         Attention:  Philip E. Cline
         Telecopy No. (710) 376-9301

   With a copy to:

         Huddleston, Bolen, Beatty, Porter & Copen
         611 Third Avenue
         P.O. Box 2185
         Huntington, West Virginia 25722-2185
         Attention:  Thomas Murray, Esq.
         Telecopy No. (304) 522-4312

   If to the Stockholders:

         Marshall T. Reynolds
         as Representative of the Stockholders
         c/o Broughton Foods Company
         210 North Seventh Street
         P. O. Box 656
         Marietta, Ohio  45750
         Telecopy No.  (710) 376-9301

   If to Parent:

         Suiza Foods Corporation
         2525 McKinney Avenue
         Suite 1200
         Dallas, Texas 75201
         Attention:  Gregg L. Engles
         Telecopy No.:  (214) 303-3499

   With a copy to:

         Hughes & Luce, L.L.P.
         1717 Main Street, Suite 2800
         Dallas, Texas  75201
         Attention:  William A. McCormack, Esq.
         Telecopy No.:  (214) 939-5849


or to such other address (or telecopy number) as any party may have furnished to the other parties in writing in accordance with this Section.

   10.3 Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as provided in Section 9.4, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated.

   10.4 Publicity. So long as this Agreement is in effect, Parent, the Company and the Stockholders agree to consult with each other in issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and none of them shall issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with the New York Stock Exchange.

   10.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

   10.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   10.7 Entire Agreement. This Agreement, the Exhibits, the Parent Disclosure Schedule, the Company Disclosure Schedule and any documents delivered by the parties in connection herewith and therewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, provided that the Merger Agreement, the Inducement Agreement, the Non-Disclosure Agreement and any documents delivered by the parties in connection therewith shall remain in full force and effect. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

   10.8 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors and by the Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws.

   10.10 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

   10.11 Headings and Table of Contents. Headings of the Articles and Sections of this Agreement and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

   10.12 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

   10.13 Waivers. At any time prior to the Closing, the parties hereto, by or pursuant to action taken by their Boards of Directors of Parent or the Company or by the Stockholders, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any documents delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

   10.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

   10.15 Subsidiaries. As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

   10.16 Adjustments; Additional Shares. In the event (i) of any stock dividend, stock split, merger (other than the Merger) recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company on, of or affecting the Company Stock or (ii) that any Stockholder shall become the owner of, or otherwise obtain the right to vote with respect to, any additional shares of Company Stock or other securities entitling the holder thereof to vote or give consent, then the terms of this Agreement shall apply to the shares of capital stock or other instruments or documents that the Stockholders own or have the right to vote immediately following the effectiveness of the events described in clause (i) or any Stockholder becoming the owner of or obtaining the right to vote with respect to any Company Stock or other securities as described in clause (ii), as though, in either case, they were Shares hereunder, provided that this Section
10.16 shall only apply to any additional shares of Company Stock or other securities, instruments or documents attributable to the Shares owned by such Stockholder listed in Exhibit A.

   IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto all as of the day and year first above written.

                               SUIZA FOODS CORPORATION


                               By: /s/ Tracy L. Noll
                                  ----------------------------------------------
                                     Tracy L. Noll, Executive Vice President-
                                     Corporate Development


                               BROUGHTON FOODS COMPANY


                               By: /s/ Marshall T. Reynolds
                                  ----------------------------------------------
                               Title: Chairman of the Board of Directors
                                     -------------------------------------------


                               STOCKHOLDERS:
                               ------------


                               /s/ Marshall T. Reynolds
                               -------------------------------------------------
                               Marshall T. Reynolds



                               /s/ Philip E. Cline
                               -------------------------------------------------
                               Philip E. Cline



                               /s/ Charles R. Hooten, Jr.
                               -------------------------------------------------
                               Charles R. Hooten, Jr.



                               /s/ Neal W. Scaggs
                               -------------------------------------------------
                               Neal W. Scaggs

                                     WRIGHT FAMILY PARTNERSHIP


                                     By:  /s/ Thomas W. Wright
                                          --------------------------------------
                                                 Thomas W. Wright, Partner


                                     THE HARRAH AND REYNOLDS
                                     CORPORATION


                                     By:  /s/ Marshall T. Reynolds, President
                                          --------------------------------------
                                                 Marshall T. Reynolds, President



                                     /s/ Douglas V. Reynolds
                                     -------------------------------------------
                                     Douglas V. Reynolds



                                     /s/ Shirley A. Reynolds
                                     -------------------------------------------
                                     Shirley A. Reynolds

                                   EXHIBIT A



   Stockholder                                       Number of Shares
   -----------                                       ----------------
Marshall T. Reynolds                                        771,270

Shirley A. Reynolds                                          30,000

Douglas V. Reynolds                                         300,000

The Harrah and Reynolds Corporation                          48,730

Philip E. Cline                                             175,000

Charles R. Hooten, Jr.                                      200,000

Neal W. Scaggs                                              175,000

Wright Family Partnership                                   300,000
                                                     --------------

   Total                                                  2,000,000

                                   EXHIBIT B

                               Contingent Portion


   Parent agrees to pay to the Stockholders in immediately available funds for each of the Shares the additional amounts, when, as and if due, determined in accordance with the following provisions.

   Certain capitalized terms utilized in this Exhibit and defined in the Stock Purchase Agreement shall have the meanings set forth therein, and certain capitalized terms utilized in this Exhibit but not defined in the Stock Purchase Agreement shall have the meanings set forth below:

   "EBITDA" shall mean net income plus interest expense (net of interest income), income tax expense and depreciation and amortization expense, and plus or minus any extraordinary loss or gain for the relevant period, each of which shall be computed in accordance with generally accepted accounting principles, applied on a consistent basis. "Measurement EBITDA" shall mean the combined EBITDA of the Subject Operations using their respective historical basis of accounting, before the application of the purchase method of accounting to the acquisition of the Company, excluding (i) any EBITDA contribution from post-closing acquisitions, (ii) any EBITDA contribution from the Foods Division of the Company, and (iii) any costs associated with a Subject Operations' plant or branch closing, including but not limited to severance costs, moving costs and other specific plant closing costs. The assumptions of the parties with respect to Measurement EBITDA are set forth in detailed financial information provided to the parties with respect to the Subject Operations and identified as the "Earn-out Summary."

   The "Representative" shall be Marshall T. Reynolds.

   "Statement of Operations" shall mean a combined statement of operations for the Subject Operations for the twelve-month period ending March 31, 2000 prepared in accordance with generally accepted accounting principles, consistently applied using the respective historical basis of accounting of the Subject Operations, before the application of the purchase method of accounting to the acquisition of the Company. Such Statement of Operations shall be reviewed by Parent's independent auditors and shall reflect the computation of Measurement EBITDA of the Subject Operations for such period.

   "Subject Operations" shall mean the operations of the following designated subsidiaries, divisions and other assets and properties of Parent and the
Company:

   (a) The operations of the Company and its direct and indirect subsidiaries Americool Refrigeration and Fixtures, Inc., a Kentucky corporation, Somerset Computer Services, Inc., a Kentucky corporation, Broughton Food Services, Inc., an Ohio corporation, LFD Holding Corp., a Delaware corporation, and London's Farm Dairy, Inc., a Delaware corporation, which include the operations of the





Exhibit B - Contingent Portion - Page 1

         Marietta, Southern Belle, London's Farm and General and Administrative Divisions of the Company but which exclude the Foods Division of the Company.

   (b) The operations of the London Division and the Appalachia Division of Land-O-Sun Dairies, L.L.C., a Delaware limited liability company and subsidiary of Parent.

   (c) The operations of Louis Trauth Dairy, Inc., a Delaware corporation and subsidiary of Parent.

   (d) The operations of Embest Dairy located in Livonia, Michigan, and McDonald's Dairy located in Flint, Michigan and owned by Country Fresh, Inc., a Michigan corporation and subsidiary of Parent.


1. On or before May 31, 2000, Parent shall deliver the Statement of Operations and the computation of the Measurement EBITDA to the Representative. Parent shall also deliver to the Representative the operating statements for the 12-month period ended March 31, 2000 of each of the subsidiaries, divisions and other assets and properties constituting the Subject Operations together with any additional supporting documentation reasonably requested by the Representative. Upon delivery of the Statement of Operations, the computation of the Measurement EBITDA and supporting documentation to the Representative, Parent and the Representative shall proceed diligently and in good faith to resolve any disputes they may have with respect to the items set forth in the Statement of Operations and in the computation of the Measurement EBITDA for the Subject Operations for the 12-month period ended March 31, 2000. Any determination by Parent and the Representative regarding the Statement of Operations, including the calculation of the Measurement EBITDA for the Subject Operations for the 12-month period ended March 31, 2000, shall be final and binding on all parties to this Agreement.

2. If Parent and the Representative cannot agree on the Statement of Operations and the calculation of Measurement EBITDA as contemplated by paragraph 1 hereof within 30 days of the delivery of the Statement of Operations and the computation of the Measurement EBITDA by Parent to the Representative, such dispute shall be resolved by a national "Big Five" accounting firm appointed by Parent and the Representative, but not including Parent's independent auditors. Parent and the Representative agree to deliver or make available to such accounting firm all books, records and other information and documentation relevant to the resolution of the dispute. Such accounting firm shall be required to resolve disputes only with respect to those items of the Operating Statement and the Measurement EBITDA that have not theretofor been agreed upon by Parent and the Representative, based solely on the books, records and other information and documentation delivered or made available to such accounting firm by Parent and the Representative. Any determination by such accounting firm regarding the Statement of Operations, including the calculation of Measurement EBITDA for the Subject Operations for the 12-month period ended March 31, 2000, shall be final and binding on all





Exhibit B - Contingent Portion - Page 2
parties to this Agreement. Any fees and expenses payable to such accounting firm shall be shared equally by Parent and the Stockholders.

3. Upon the final determination of the Measurement EBITDA for the Subject Operations for the 12-month period ended March 31, 2000, whether such determination is made by agreement of Parent and the Representative pursuant to paragraph 1 hereof or by an accounting firm pursuant to paragraph 2 hereof, Parent shall promptly pay to the Stockholders, in immediately available funds, an amount of between $0 to $9.00 for each of the Shares in accordance with the following:

    (a) If the Measurement EBITDA for the Subject Operations for the 12-month period ended March 31, 2000 is less than or equal to $28,000,000, then the Stockholders shall not be entitled to, and Parent shall have no obligation to pay, any Contingent Portion for any of the Shares.

    (b) If such Measurement EBITDA is equal to or greater than $31,500,000, then the Stockholders shall be entitled to, and Parent shall be obligated to pay, a Contingent Portion of $9.00 for each of the Shares.

    (c) If such Measurement EBITDA is greater than $28,000,000 but less than $31,500,000, then the Stockholders shall be entitled to, and Parent shall be obligated to pay, a pro rata portion of $9.00 as the Contingent Portion equal to the proportion that Measurement EBITDA in excess of $28,000,000 bears to $3,500,000, provided that in no event shall the Stockholders be entitled to a Contingent Portion in excess of $9.00 per Share.

4. Nothing herein shall impose any obligation on Parent to operate the Subject Operations in any manner except pursuant to its internal policies and procedures, as the same may exist from time to time.

5. The Stockholders hereby constitute and appoint irrevocably the Representative as their true and lawful attorney, agent and representative for them and in their name, place and stead to act for each of them with respect to all matters arising in connection with the determination, timing and payment of the Contingent Portion, giving and granting unto the Representative the full power and authority to execute, sign, acknowledge and deliver any documents or other instruments as may be required in connection therewith and the full power and authority to do and perform all other acts necessary, proper or advisable to be done in the exercise of the foregoing power as each of the Stockholders could do if present, with full power of substitution and revocation, hereby ratifying and confirming all that the Representative may do by virtue of this paragraph 5 or cause to be done hereunder. Parent shall be entitled to rely on instructions from the Representative, and shall have no liability to the Stockholders for complying with such instructions.

6. Parent agrees to provide to the Representative promptly on a quarterly basis the operating statements of the designated subsidiaries, divisions and other assets and properties of Parent and





Exhibit B - Contingent Portion - Page 3
the Company constituting the Subject Operations for each of the calendar quarters in the 12-month period ending March 31, 2000. These operating statements shall be prepared in accordance with generally accepted accounting principles, consistently applied using the historical basis of accounting of the Subject Operations, before the application of the purchase method of accounting to the acquisition of the Company.





Exhibit B - Contingent Portion - Page 4